AMENDMENT NO. 8
TO THE INVESTMENT ADVISORY AGREEMENT BETWEEN
HENDERSON GLOBAL FUNDS AND
HENDERSON GLOBAL INVESTORS (NORTH AMERICA) INC.

AMENDMENT NO. 8 (this “Amendment”), dated as of December 17, 2014, to the Investment Advisory Agreement, dated August 31, 2001, as amended (the “Advisory Agreement”), between HENDERSON GLOBAL FUNDS, a Delaware statutory trust (hereinafter referred to as the “Trust”) and HENDERSON GLOBAL INVESTORS (NORTH AMERICA) INC., a Delaware corporation (hereinafter referred to as the “Adviser”) shall be effective as of the date first written above.  This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one instrument. Capitalized terms used but not defined herein shall have the same meanings given them in the Advisory Agreement.

W I T N E S S E T H:

WHEREAS, the Adviser is registered with the U.S. Securities and Exchange Commission as an investment adviser under the Investment Advisers Act of 1940, as amended, and is engaged in the business of rendering investment advice;

WHEREAS, the Adviser has been retained by the Trust to provide investment advisory services to Henderson All Asset Fund, Henderson Dividend & Income Builder Fund, Henderson Emerging Markets Opportunities Fund, Henderson European Focus Fund, Henderson Global Equity Income Fund, Henderson Global Technology Fund, Henderson High Yield Opportunities Fund, Henderson International Long/Short Equity Fund, Henderson International Opportunities Fund, Henderson International Select Equity Fund, Henderson Strategic Income Fund, and  Henderson Unconstrained Bond Fund, each a series of the Trust (collectively, the “Existing Portfolios”), pursuant to the Advisory Agreement;

WHEREAS, the Board of Trustees of the Trust (the “Board”), at a meeting held on June 19, 2014, and called for the purpose of considering the renewal of the Advisory Agreement for an additional one year term, approved the Advisory Agreement and its continuance until August 31, 2015, with respect to the Existing Portfolios (with the exception of Henderson Unconstrained Bond Fund), in the manner required by the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Board, at a meeting held on December 18, 2013, and called for the purpose of considering the approval of the Advisory Agreement with respect to the Henderson Unconstrained Bond Fund, pursuant to Amendment No. 5 to the Advisory Agreement, approved the Advisory Agreement with respect to Henderson Unconstrained Bond Fund for an initial term of two years, in the manner required by the 1940 Act;

WHEREAS, the Board, at a meeting held on September 17, 2014, and called for the purpose of considering the approval of the Advisory Agreement with respect to Henderson International Long/Short Equity Fund and the Henderson International Select Equity Fund, pursuant to Amendment No. 7 to the Advisory Agreement, approved the Advisory Agreement with respect to Henderson International Long/Short Equity Fund and the Henderson International Select Equity Fund for an initial term of two years, in the manner required by the 1940 Act;

WHEREAS, the Board, at a meeting held on December 17, 2014, and called for the purpose of considering the approval of the Advisory Agreement with respect to Henderson US Growth Opportunities Fund (the “New Portfolio”), pursuant to this Amendment, approved the Advisory Agreement with respect to the New Portfolio for an initial term of two years, in the manner required by the 1940 Act;

WHEREAS, the initial shareholders of the New Portfolio have approved the Advisory Agreement with respect to the New Portfolio, and the Adviser is willing to furnish such services upon the terms and conditions set forth in the Advisory Agreement, as amended herein;

WHEREAS, the parties now wish to amend the Advisory Agreement to add the New Portfolio, as a Portfolio covered by the Agreement pursuant to Paragraph 2 of the Advisory Agreement; and

NOW THEREFORE, in consideration of the mutual agreements herein contained, and intending to be bound thereby, the parties agree as follows:

A.   Paragraph 3 of the Advisory Agreement is amended and restated in its entirety as follows:

For the services provided and the expenses assumed under this Agreement, the Trust shall pay the Adviser a fee for each Portfolio at an annual rate of the Portfolio’s average daily net assets, computed daily and payable monthly, equal to:

Henderson All Asset Fund:
0.40% for all assets

Henderson Dividend & Income Builder Fund
0.75% for the first $1 billion;
0.65% for the next $1 billion; and
0.55% for the balance thereafter

Henderson Emerging Markets Opportunities Fund:
1.00% for the first $1 billion;
0.90% for the next $1 billion; and
0.85% for the balance thereafter

Henderson European Focus Fund:
1.00% for the first $500 million;
0.90% for the next $1 billion;
0.85% for the next $1 billion; and
0.80% for the balance thereafter

Henderson Global Equity Income Fund:
0.85% for the first $1 billion;
0.65% for the next $1 billion; and
0.60% for the balance thereafter

Henderson Global Technology Fund:
0.90% for the first $1 billion; and
0.80% for the balance thereafter

Henderson US Growth Opportunities Fund:
0.75% for the first $1 billion;
0.70% for the next $1 billion; and
0.65% for the balance thereafter

Henderson High Yield Opportunities Fund:
0.65% for the first $1 billion;
0.55% for the next $1 billion; and
0.50% for the balance thereafter

Henderson International Opportunities Fund:
1.00% for the first $2 billion;
0.90% for the next $1 billion;
0.80% for the next $1 billion; and
0.70% for the balance thereafter

Henderson Strategic Income Fund:*
0.55% for the first $1 billion;
0.50% for the next $500 million; and
0.45% for the balance thereafter

Henderson Unconstrained Bond Fund:
0.65% for the first $1 billion;
0.55% for the next $1 billion; and
0.50% for the balance thereafter

Henderson International Long/Short Equity Fund:
1.25% for all assets

Henderson International Select Equity Fund:
0.65% for all assets

*The fee with respect to Henderson Strategic Income Fund is based upon the Fund’s average managed assets. “Managed assets” means the total assets of the Fund (including any assets attributable to any leverage that may be outstanding) minus the sum of accrued liabilities (other than debt representing financial leverage).

B.   Solely for purposes of this Amendment and with respect to the New Portfolio only, the first sentence of the first paragraph of Paragraph 7 of the Advisory Agreement is amended and restated in its entirety as follows:

7.            Term; Termination; Amendment. This Agreement shall remain in full force for an initial term until August 31, 2016, with respect to the Henderson US Growth Opportunities Fund, unless sooner terminated as hereinafter provided.

C.   This Amendment does not in any way limit the ability to add additional Portfolios to the Advisory Agreement pursuant to the provisions of Paragraph 2.

D.   If any provision of this Amendment shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Advisory Agreement shall not be affected thereby.  Except to the extent governed by federal law including the 1940 Act, this Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, without applying the principles of conflicts of law thereunder.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their duly authorized officers as of the day and year first above written.

HENDERSON GLOBAL FUNDS By: ___________________ Name: Christopher K. Yarbrough Title: Secretary
HENDERSON GLOBAL INVESTORS (NORTH AMERICA) INC. By: ____________________ Name: James G. O’Brien Title: Managing Director